                                                                     EXHIBIT 4.2
                                  PSINET INC.

                               DEPOSIT AGREEMENT


     DEPOSIT AGREEMENT, dated as of April [___], 1999, by and between PSINet Inc., a New York corporation (the "Company"), and Wilmington Trust Company (the "Deposit Agent"), for the benefit of the registered holders (the "Holders") of the [___]% Series C Cumulative Convertible Preferred Stock (the "Preferred Stock").

     This Agreement is made to induce all present and future Holders to purchase the Preferred Stock by providing a deposit account (the "Deposit Account") to secure the obligation of the Holders to acquire from the Company common stock, par value $0.01 per share of the Company (the "Common Stock") on each Deposit Payment Date (as defined below) as provided herein and, in lieu thereof, to provide for a quarterly cash payment to the Holders in an amount equal to $[_____] per share of Preferred Stock (the "Quarterly Return Amount") in the manner hereinafter provided.

     NOW, THEREFORE, the parties hereto agrees as follows:

     1.   Establishment of Deposit Account.
          --------------------------------

     (a) The Company hereby agrees that the Deposit Account shall be established in connection with the offering of [__________] shares of Preferred Stock (the "Offering") and shall be held subject to the terms and conditions of this Agreement.

     (b) Simultaneously with the closing of the Offering, the Initial Holders shall deliver $[_________] in cash (the "Deposit Fund") to the Deposit Agent against the Deposit Agent's written acknowledgment and receipt of the Deposit Fund, in the form attached hereto as Exhibit A, which amount the Deposit Agent will deposit into the Deposit Account and hold pursuant to the terms of this Agreement. Funds placed in the Deposit Account will be the property of the Holders, and not of the Company. The Deposit Account will secure the obligation of the Holders to acquire from the Company shares of its Common Stock at the election of the Company on each Deposit Payment Date, as set forth herein. The Deposit Fund shall be invested as provided on Exhibit B to be attached at the closing of the Offering and which will provide sufficient funds without any further investment by the Company to equal the aggregate Quarterly Return Amount due on the outstanding Preferred Stock, as such Quarterly Return Amount becomes due, for each Deposit Payment Date (as defined below). The Deposit Agent shall have no responsibility for determining whether funds held in the Deposit Account shall have been invested in a such a manner so as to comply with the requirements of this Section 1(b).

     2.   Distribution, Reduction and Termination of Deposit Account.
          ----------------------------------------------------------

     (a) Unless on or prior to the Notice Date (as defined below), the Company shall have delivered to the Deposit Agent a Direction Notice (as defined below), the Deposit Agent shall deliver to each Holder the Quarterly Return Amount on [________], [________], [________], and [________] of each year (each such date being a "Deposit Payment Date"), commencing [_______], 1999 and continuing until [_____________________], 2002 (the "Deposit Expiration Date"). If the Company shall have delivered a Direction Notice, substantially in the form attached hereto as Exhibit C, to the Deposit Agent on or prior to the Notice Date, the Deposit Agent shall, as instructed by the Company in such Direction Notice, purchase from the Company, for transfer to each holder of Preferred Stock on the next Deposit Payment Date, that number of whole shares of Common Stock, determined by dividing the Quarterly Return Amount, (which has not been previously paid in cash or shares of Common Stock) as the Company may direct the Deposit Agent to utilize to purchase Common Stock, by 95% of the Market Value (as defined below) of the Common Stock as of the Notice Date. At the written request of the Deposit Agent, the Company shall deliver, for and on behalf of the Deposit Agent, the Common Stock acquired by the Deposit Agent directly to Holders of Preferred Stock. The Deposit Agent's obligation hereunder to purchase shares of Common Stock from the Company shall be secured by the funds in the Deposit Account.

     (b) In the event of any conversion of the Preferred Stock on or prior to the Deposit Expiration Date, the Company shall deliver a Direction Notice to the Deposit Agent requiring the Deposit Agent to pay to the Company any funds remaining in the Deposit Account allocable to the shares of Preferred Stock so converted. Such allocation shall be made pro rata based upon the number of shares of Preferred Stock so converted.

     (c) In the event of any redemption of Preferred Stock prior to [________], 2002, any funds remaining in the Deposit Account allocable to those shares of Preferred Stock so redeemed will be paid to those Holders whose shares have been redeemed (to the extent the Deposit Account has not otherwise been terminated as described in clause (e) below).

     (d) On the Deposit Expiration Date, the Deposit Agent shall deliver to the Holders, on a pro rata basis, any cash remaining in the Deposit Account on such date unless, prior thereto, the Company delivers a Direction Notice to the Deposit Agent requiring the Deposit Agent to purchase from the Company for transfer to Holders that number of whole shares of the Common Stock determined by dividing the Quarterly Return Amount by 95% of the Market Value of the Common Stock as of the conversion date.

     (e) Notwithstanding any other provision herein to the contrary, if (A) the Company obtains any required amendments to the covenants under its various debt obligations that would permit the Company to pay cash dividends on the Preferred Stock prior to the Deposit Expiration Date, and (B) at the time the Company receives such amendments or at any time thereafter (so long as the amendments remain effective), the trading price, on any date, for the Preferred Stock equals or exceeds the liquidation preference, then, in such event, the Company may thereafter, upon notice to the Holders, to exchange the Deposit Account for an obligation to accrue dividends on the Preferred Stock from the Deposit Payment Date immediately preceding the date of such election by instructing the Deposit Agent in writing to distribute the remaining balance of the Deposit Account to the Company. If the Company elects early termination of the Deposit Account, the Preferred Stock will begin to accrue dividends from the last Deposit Payment Date preceding such election.

     (f) In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Deposit Agent shall return to the Holders any funds at the time remaining in the Deposit Account.

     (g) For purposes of this Agreement: (i) the term "Notice Date" means the tenth day prior to the applicable Deposit Payment Date or Deposit Expiration Date, as the case may be; ;(ii) the term "Market Value" means, as of any date, the average of the daily closing price for the five consecutive trading days ending on such date; the closing price for each day shall be the last sales price or, in case no such reported sales take place on such day, the average of the last reported bid and asked price, in either case on the principal national securities exchange on which the shares of the Common Stock are admitted to trading or listed, or if not listed or admitted to trading on such exchange, the representative closing bid price as reported by the Nasdaq National Market, or other similar organization if the Nasdaq National Market is no longer reporting such information, or if not so available, the fair market price as determined, in good faith, by the Board of Directors of the Company and (iii) the term "Direction Notice" means a notice from the Company delivered to the Deposit Agent directing the Deposit Agent to purchase Common Stock from the Company to distribute to holders of Preferred Stock.

     (h) This Agreement shall remain in full force and effect until all amounts held hereunder by the Deposit Agent have been finally distributed in accordance herewith.

     3.   Record Date.  The Quarterly Return Amount or, if a Direction Notice
          -----------
has been delivered by the Company, Common Stock, shall be returned or delivered to the Holders of record of the Preferred Stock, as they appear on the Company's stock register 10 business days prior to each Deposit Payment Date.

     4.   Expenses.  The Deposit Agent shall be entitled to customary fees and
          --------
expenses for performing its duties hereunder, as may be agreed from time to time by the Company and the Deposit Agent. The Deposit Agent shall be entitled to prompt reimbursement of all reasonable expenses incurred by the Deposit Agent in carrying out its duties hereunder, including, without limitation, reasonable travel and other out-of-pocket expenses provided they are pre-approved in writing by the Company, which approval shall not be unreasonable withheld, and fees and expenses of its legal counsel arising in connection with the interpretation or enforcement of any provision hereof or any arbitration or other proceeding hereunder which approval shall not be unreasonably withheld. The fees and expenses of the Deposit Agent in carrying out its duties hereunder shall be paid or reimbursed by the Company.

     5.   Notices.  All notices, requests, demands and other communications
          -------
hereunder
shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid:

     (a) if to the Holders, to their address as set forth in the stock transfer records of the Company;

     (b) if to the Company, to PSINet Inc., 510 Huntmar Park Drive, Herndon, Virginia 20170, Attention: Treasurer, or to such other person or address as the Company shall designate in writing, with a copy to PSINet Inc., 510 Huntmar Park Drive, Herndon, Virginia 20170, Attention: General Counsel, and to Nixon, Hargrave, Devans & Doyle, LLP, 437 Madison Avenue, New York, New York 10022,
Attention: Richard F. Langan, Jr., Esq. and Bruce E. Rosenthal, Esq.; and

     (c)  if to Deposit Agent, to Wilmington Trust Company,
[____________________________].

Any party may change the address (or the person to whose attention such notice is directed) by notice given to the other parties hereto as aforesaid.

     6.   Concerning the Deposit Agent.  In order to induce the Deposit Agent
          ----------------------------
to act as deposit agent hereunder, the Company hereby covenants and agrees with the Deposit Agent as follows:

     (a) The Deposit Agent shall not in any way be bound or affected by any amendment, modification or cancellation of this Deposit Agreement, unless the same shall have been agreed to in writing by the Deposit Agent.

     (b) The Deposit Agent shall be entitled to rely, and shall be protected in acting in reliance upon, any Direction Notice or other instructions or directions furnished to the Deposit Agent in writing by the proper party under this Deposit Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any letter, instruction or other document or instrument delivered to the Deposit Agent hereunder and believed by the Deposit Agent to be genuine and to have been presented by the proper party or parties, without being required to determine the authenticity or correctness of any fact stated therein, the propriety or validity thereof, or the authority or authorization of the party or parties making and/or delivering the same to do so.

     (c) This Agreement sets forth exclusively the duties and obligations of the Deposit Agent with respect to any and all matters pertinent to its acting as deposit agent hereunder.

     (d) The Deposit Agent undertakes to perform only such duties as are expressly set forth in this Deposit Agreement, and neither the Deposit Agent nor any of its directors, officers, employees or agents shall be in any manner liable or responsible to the Company or any

Holder or any other person or entity for or in respect of any loss, claim, damage or liability (collectively, "Loss") resulting from, or arising out of, any action or failure or omission to act hereunder or for any mistake of fact or error of judgment, including, but not limited to, any Loss that may occur by reason of the exercise of the Deposit Agent's discretion in any particular matter or for any other reason, except for any Loss which is the result of negligence or willful misconduct on the part of the Deposit Agent or such director, officer, employee or agent.

     (e) The Company covenants and agrees to indemnify and hold the Deposit Agent and each of its directors, officers, employees and agents (the Deposit Agent and any such person or entity seeking indemnification hereunder being hereinafter referred to as an "Indemnified Party") harmless from and against, and upon demand reimburse each Indemnified Party for, any and all losses, claims, damages, liabilities, costs and expenses (including expenses of its legal counsel) (collectively, "Indemnified Losses") which may be paid, incurred or suffered by such Indemnified Party or to which such Indemnified Party may become subject by reason of or in connection with the administration of the Deposit Agent's duties as deposit agent hereunder (including, but not limited to, any action taken or omitted by the Deposit Agent in connection with this Agreement or any action allegedly so taken or omitted) or by reason of, or as a result of, the Deposit Agent's compliance with the instructions set forth herein or with any instructions delivered to the Deposit Agent pursuant hereto, except with respect to Indemnified Losses which shall be the result of negligence or willful misconduct on the part of such Indemnified Party.

     (f) In the event of any controversy or dispute hereunder, or with respect to any question as to the construction of this Agreement or any action to be taken by it hereunder, the Deposit Agent may, in its discretion, obtain the advice of counsel reasonably satisfactory to it provided such consultation is approved in writing in advance by the Company, which approval shall not be unreasonably withheld and shall incur no liability for any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

     (g) If any part of the Deposit Fund is at any time attached, garnished or levied upon or under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any of the Deposit Fund shall be stayed or enjoined by any court order, or in case any order, writ, judgment or decree shall be made or entered by any court affecting the Deposit Fund or any part thereof, then and in any of such events, the Deposit Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree. The Deposit Agent shall not be liable to any of the parties hereto, to any Holder or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside, vacated, found to have been entered without jurisdiction, or found to be in violation of or beyond the scope of a constitution or a law.

     (h) Notwithstanding anything to the contrary contained herein, if the Deposit Agent shall be uncertain as to its duties or rights hereunder, shall receive any notice, advice, direction, or other document from the Company with respect to the Deposit Fund which, in its opinion, is in conflict with any of the provisions of this Agreement, or should be advised that a dispute has arisen with respect to the payment, ownership, or right of possession of the Deposit Fund or any part thereof (or as to the delivery, non-delivery, or content of any notice, advice, direction, or other document), the Deposit Agent shall be entitled (but not obligated), without liability to anyone, to refrain from taking any action other than to use its best efforts to keep safely the Deposit Fund until the Deposit Agent shall be directed otherwise in writing by Company and a majority of the Holders or by an order, decree or judgment of a court of competent jurisdiction which has been finally affirmed on appeal or which by lapse of time or otherwise is no longer subject to appeal, but the Deposit Agent shall be under no duty to institute or to defend any proceeding, although it may institute or defend such proceedings.

     (i) The Company shall have the right to cause the Deposit Agent to be relieved of its duties hereunder and to select a substitute deposit agent, upon the expiration of five days following delivery of written notice of substitution to the Deposit Agent. Upon selection of such substitute deposit agent, such substitute deposit agent and the Company shall enter into an agreement substantially identical to this Agreement and, thereafter, the replaced deposit agent shall be relieved of its duties and obligations to perform hereunder, except that the replaced deposit agent shall transfer to the substitute deposit agent upon request therefor the Deposit Funds and copies of all books, records, plans and other documents in the replaced deposit agent's possession relating to such funds or this Agreement.

     (j) Upon not less than 30 days' written notice to the Company and the Holders of its intention to resign under this Agreement, the Deposit Agent may resign as deposit agent hereunder by selecting, as a successor deposit agent, any other Deposit Agent as directed or approved by the Company (which approval shall not be unreasonably withheld). Such resignation shall take effect upon delivery by the resigning Deposit Agent of the Deposit Fund to such successor deposit agent; the resigning Deposit Agent shall thereupon be discharged of all its duties and obligations hereunder. In addition, the Deposit Agent shall be discharged of all of its duties and obligations hereunder upon its deposit of the Deposit Fund with a court of competent jurisdiction. The Company and the Holders each hereby irrevocably consents and submits to the jurisdiction of such court in any such action and waives all rights to contest the jurisdiction of such court.

     (k) The Company hereby authorizes the Deposit Agent, if the Deposit Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Deposit Account with the clerk of that court.

     (l) The Deposit Agent's duties, obligations and liabilities hereunder, except as a result of the Deposit Agent's negligence or willful misconduct, will terminate upon its delivery of all of the Deposit Fund under any provision of this Agreement. The provisions of Paragraphs 6(e) and of this Paragraph 6(l) shall survive any such termination.

     7.   Specific Performance.  In the event of the failure by a party hereto
          --------------------
to give any notice required under the terms of this Agreement, the other parties hereto shall be entitled to specific performance by such non-performing party.

     8.   Miscellaneous.
          -------------

     (a)  Continuance of Agreement.  This Agreement shall be binding upon the
          ------------------------
parties hereto and their respective heirs, personal representatives, successors and assigns.

     (b)  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts all of which, taken together shall constitute the same agreement.

     (c)  No Amendments.  This Agreement may not be modified or amended, nor
          -------------
may any provision hereof be waived, except by a writing duly executed by the Deposit Agent, the Company and by a majority of the Holders.

     (d)  Governing Law.  This Agreement shall be governed and construed in
          -------------
accordance with the laws of the State of New York without reference to its principles of conflicts of law.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and the year first above written.


                                PSINET INC.

                                By:
                                   ----------------------------------
                                   Name:
                                   Title:


                                WILMINGTON TRUST COMPANY


                                By:
                                   -----------------------------------
                                   Name:
                                   Title:

                                   Exhibit A

                         Deposit Agent's Cross-Receipt

     THE UNDERSIGNED hereby acknowledges receipt from PSINet Inc., a New York corporation (the "Company") of [__] Dollars ($[__]) representing a portion of the proceeds from that certain public offering of [___]% Series C Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of the Company.

     The undersigned, as deposit agent for the Company (the "Deposit Agent") has, in accordance with that certain Deposit Agreement, dated April ___, 1999 among the Company and the Deposit Agent, as deposit agent and trustee (the "Deposit Agreement"), deposited the Initial Deposit Amount in the Deposit Account (as such term is defined in the Deposit Agreement).


                              WILMINGTON TRUST COMPANY


                              By:
                                 -----------------------------------
                                 Name:
                                 Title:

                              Date: [                      ], 1999

                                   Exhibit B

                                  Investments

                                   Exhibit C

                            Form of Direction Notice

                          [Letterhead of the Company]

                                     [Date]

[Deposit Agent]

                         Re: Direction Notice No. [___]

Ladies and Gentlemen:

          We refer to the Deposit Agreement (the "Deposit Agreement") dated as of the [__]th day of [ ], 1999 between you, as Deposit Agent, and PSINet Inc., a New York corporation (the "Company"). Unless otherwise specified, capitalized terms used herein shall have the meaning given in the Deposit Agreement. This letter constitutes a Direction Notice under the Deposit Agreement.

          [The undersigned hereby notifies you that you are directed, pursuant to Section 2(a) of the Deposit Agreement, to purchase from the Company, for delivery to each holder of Preferred Stock in lieu of the Quarterly Return Amount on the next Deposit Payment Date, ___ shares of Common Stock for $____ of Quarterly Return Amount.]

          [The undersigned hereby notifies you of the conversion of [_________] shares of Preferred Stock by certain holders, and that you are directed, pursuant to Section 2(b) of the Deposit Agreement, to pay to the Company any funds remaining in the Deposit Account allocable to the shares of Preferred Stock so converted.]

          [The undersigned hereby notifies you that you are directed, pursuant to Section 2(d) of the Deposit Agreement, to purchase from the Company for delivery to holders who are entitled to the proceeds from the Deposit Account, ___ shares of Common Stock for $____ of Quarterly Return Amount.]

          In connection with the requested disbursement, the undersigned hereby notifies you that: (i) you may elect to have the Company deliver, for and on your behalf, the shares of Common Stock acquired by you directly to the holders of the Preferred Stock and (ii) your obligation to purchase shares of Common Stock is secured by the funds in the Deposit Account. The Deposit Agent is entitled to rely on the foregoing in disbursing funds relating to this Deposit Notice.

                                    PSINET INC.


                                    By:
                                       ---------------------------------

                                        Name:
                                        Title: